Exhibit 99.1
Solera Holdings, Inc. Reports Fourth Quarter and Fiscal Year 2013 Results
Fiscal Year Revenue of $838.1 Million, up 6.1% on a GAAP Basis and up 8.5% on a Constant Currency Basis; Fourth Quarter Revenue of $218.5 Million, up 10.2% on a GAAP Basis and up 10.3% on a Constant Currency Basis;
Company Issues Guidance for Fiscal Year 2014
WESTLAKE, Texas, Aug. 22, 2013/PRNewswire/ – Solera Holdings, Inc. (NYSE: SLH), the leading global provider of software and services to the automobile insurance claims processing industry, today reported results for the fourth quarter and fiscal year 2013.
Results for the Fourth Quarter and Fiscal Year Ended June 30, 2013:
GAAP Results

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Revenue for fiscal year 2013 was $838.1 million, a 6.1% increase over the prior fiscal year revenue of $790.2 million. After adjusting for changes in foreign currency exchange rates (“FX Changes”), revenue for fiscal year 2013 increased by approximately 8.5% over the prior fiscal year revenue;

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Revenue for the fourth quarter was $218.5 million, a 10.2% increase over the prior year fourth quarter revenue of $198.4 million. After adjusting for FX Changes, revenue for the fourth quarter increased by approximately 10.3% over the prior year fourth quarter revenue;

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Net income attributable to Solera Holdings, Inc. for fiscal year 2013 was $93.9 million, a 12.2% decrease over the prior fiscal year net income attributable to Solera Holdings, Inc. of $107.0 million, resulting from an increase in certain expenses described below;

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Net income attributable to Solera Holdings, Inc. for the fourth quarter was $19.0 million, an 8.7% decrease over the prior year fourth quarter net income attributable to Solera Holdings, Inc. of $20.8 million, resulting from an increase in certain expenses described below;

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Diluted net income attributable to Solera Holdings, Inc. per common share for fiscal year 2013 was $1.35, a 10.6% decrease over the prior fiscal year diluted net income attributable to Solera Holdings, Inc. per common share of $1.51, which is primarily related to the decrease in net income attributable to Solera Holdings, Inc.

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Diluted net income attributable to Solera Holdings, Inc. per common share for the fourth quarter was $0.27, a 10.0% decrease over the prior year fourth quarter diluted net income attributable to Solera Holdings, Inc. per common share of $0.30, which is primarily related to the decrease in net income attributable to Solera Holdings, Inc.

“I'm pleased to report solid results that were ahead of consensus for our fiscal year and fourth quarter 2013. On a constant currency basis, our full-year revenue growth was 8.5%, and we finished the year on a strong note with 10.3% revenue growth in the fourth quarter. Our full-year and fourth quarter Adjusted EBITDA also both exceeded consensus,” said Tony Aquila, Solera's founder, Chairman and Chief Executive Officer. “The investments we made in fiscal 2013 position us to successfully execute Phase 1 of our Mission 2020 and build a strong foundation for our planned growth in Phase II.”
Non-GAAP Results

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Adjusted EBITDA for fiscal year 2013 was $359.5 million, a 4.0% increase over the prior fiscal year Adjusted EBITDA of $345.5 million. After adjusting for FX Changes, Adjusted EBITDA for fiscal year 2013 increased by 6.7% over the prior fiscal year Adjusted EBITDA;

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Adjusted EBITDA for the fourth quarter was $90.5 million, a 6.6% increase over the prior year fourth quarter Adjusted EBITDA of $84.9 million. After adjusting for FX Changes, Adjusted EBITDA for the fourth quarter increased by 6.8% over the prior year fourth quarter Adjusted EBITDA;

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Adjusted EBITDA margin for fiscal year 2013 was 42.9%, an 83 basis point decrease over the prior fiscal year Adjusted EBITDA margin of 43.7%. After adjusting for FX Changes, Adjusted EBITDA margin for fiscal year 2013 was 43.0%, a 72 basis point decrease over the prior fiscal year Adjusted EBITDA margin;

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Adjusted EBITDA margin for the fourth quarter was 41.4%, a 140 basis point decrease over the prior year fourth quarter Adjusted EBITDA margin of 42.8%. After adjusting for FX Changes, Adjusted EBITDA margin for the fourth quarter was 41.5%, a 134 basis point decrease over the prior year fourth quarter Adjusted EBITDA margin;

•	Adjusted Net Income for fiscal year 2013 was $188.6 million, a 1.2% decrease over the prior fiscal year Adjusted Net Income of $190.8 million;

•	Adjusted Net Income for the fourth quarter was $47.2 million, a 6.6% increase over the prior year fourth quarter Adjusted Net Income of $44.3 million;

•	Adjusted Net Income per diluted common share for fiscal year 2013 was $2.73, a 0.7% increase over the prior fiscal year Adjusted Net Income per diluted common share of $2.71.

•	Adjusted Net Income per diluted common share for the fourth quarter was $0.68, a 6.3% increase over the prior year fourth quarter Adjusted Net Income per diluted common share of $0.64.
Business Statistics

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EMEA revenues were $120.9 million and $471.2 million for the fourth quarter and the full fiscal year, respectively, representing a 6.0% and 1.5% increase over the respective prior year periods. After adjusting for FX Changes, EMEA revenues for the fourth quarter and the full fiscal year increased 5.9% and 4.6% over the respective prior year periods;

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Americas revenues were $97.6 million and $366.9 million for the fourth quarter and the full fiscal year, respectively, representing a 15.8% and 12.6% increase over the respective prior year periods. After adjusting for FX Changes, Americas revenues for the fourth quarter and the full fiscal year increased 16.2% and 14.0% over the respective prior year periods;

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Revenues from insurance company customers were $99.3 million and $374.0 million for the fourth quarter and the full fiscal year, respectively, representing an 8.2% and 3.9% increase over the respective prior year periods. After adjusting for FX Changes, revenues from insurance company customers for the fourth quarter and the full fiscal year increased 7.5% and 6.3% over the respective prior year periods;

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Revenues from collision repair facility customers were $67.9 million and $266.3 million for the fourth quarter and the full fiscal year, respectively, representing a 6.5% and 3.4% increase over the respective prior year periods. After adjusting for FX Changes, revenues from collision repair facility customers for the fourth quarter and the full fiscal year increased 6.4% and 6.0% over the respective prior year periods;

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Revenues from independent assessors were $18.3 million and $72.9 million for the fourth quarter and the full fiscal year, respectively, representing a 2.4% increase and 2.0% decrease over the respective prior year periods. After adjusting for FX Changes, revenues from independent assessors for the fourth quarter and the full fiscal year increased 1.5% and 2.1% over the respective prior year periods;

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Revenues from automotive recyclers, salvage and other customers were $33.0 million and $124.9 million for the fourth quarter and the full fiscal year, respectively, representing a 32.3% and 26.9% increase over the respective prior year periods. After adjusting for FX Changes, revenues from automotive recyclers, salvage and other customers for the fourth quarter and the full fiscal year increased 36.9% and 28.1% over the respective prior year periods. The increase in revenues from automotive recyclers, salvage and other customers is primarily due to incremental revenue contributions from recently-acquired businesses.

Fiscal Year 2014 Outlook:
Our initial outlook for our full fiscal year ending June 30, 2014 as follows:

Full Fiscal Year
Revenues	$882 million — $890 million
Net Income attributable to Solera Holdings, Inc.	$44 million — $51 million
Adjusted EBITDA	$360 million — $367 million
Adjusted Net Income	$158 million — $164 million
Adjusted Net Income per diluted common share	$2.28 — $2.35

The fiscal year 2014 outlook above assumes constant currency exchange rates from those currently prevailing, no acquisitions of businesses, no repurchases of our common stock and an assumed 26% tax rate to calculate Adjusted Net Income for fiscal years after fiscal year 2013.

Exchange rates between most of the major foreign currencies we use to transact our business and the U.S. dollar have fluctuated significantly over the last few years and we expect that they will continue to fluctuate. The majority of our revenues and costs are denominated in Euros, Pound Sterling, Swiss francs, Canadian dollars and other international currencies. The following table provides the average quarterly exchange rates for the Euro and Pound Sterling since the beginning of fiscal year 2012:

Period	Average Euro-to- U.S. Dollar Exchange Rate	Average Pound Sterling-to-U.S. Dollar Exchange Rate
Quarter Ended September 30, 2011	$1.42	$1.61
Quarter Ended December 31, 2011	1.35	1.57
Quarter Ended March 31, 2012	1.31	1.57
Quarter Ended June 30, 2012	1.28	1.58
Quarter Ended September 30, 2012	1.25	1.58
Quarter Ended December 31, 2012	1.30	1.61
Quarter Ended March 31, 2013	1.32	1.55
Quarter Ended June 30, 2013	1.31	1.54

During fiscal year 2013, as compared to fiscal year 2012, the U.S. dollar strengthened against most major foreign currencies we use to transact our business. The average U.S. dollar strengthened versus the Euro by 3.5% and the Pound Sterling by 1.0%, which decreased our revenues and expenses during fiscal year 2013. A hypothetical 5% increase or decrease in the U.S. dollar versus other currencies in which we transact our business would have resulted in an increase or decrease, as the case may be, to our revenues of $7.3 million and $28.4 million during the fourth quarter and fiscal year ended June 30, 2013.
All percentage amounts and ratios were calculated using the underlying data in whole dollars. We measure constant currency, or the effects on our results that are attributable to FX Changes, by measuring the incremental difference between translating the prior period and the current results at the monthly average rates for the same period from the prior year. When we refer to consensus, we mean the consensus results, on an actual currency basis, of certain analysts that cover us, as reported on Thompson First Call.

Net Income Attributable to Solera Holdings, Inc.:
The 8.7% and 12.2% decrease in net income attributable to Solera Holdings, Inc. for the fourth quarter and full fiscal year, respectively, was primarily due to increased stock-based compensation expense, increased acquisition and related costs resulting from recently-completed acquisitions and additional interest expense resulting from the issuance of $400 million of additional senior unsecured notes in April 2012, partially offset by a decrease in our GAAP income tax provision reflecting the release of $11.0 million of the valuation allowance on our Netherlands net deferred tax assets.

Quarterly Dividend:
Our Board of Directors approved the payment of a quarterly cash dividend of $0.17 per share of outstanding common stock and per outstanding restricted stock unit. Our Board of Directors also approved a quarterly stock dividend equivalent of $0.17 per outstanding restricted stock unit granted to certain of our executive officers since fiscal year 2011 in lieu of the cash dividend, which dividend equivalent will be paid to the restricted stock unit holders as the restricted stock unit vests. The dividends are payable on September 17, 2013 to stockholders and restricted stock unit holders of record at the close of business on September 5, 2013.
Earnings Conference Call:
We will host our fourth quarter and fiscal year ended June 30, 2013 earnings call today at 5:00 p.m. (Eastern Time) – August 22, 2013. The conference call will be webcast live in listen-only mode and can be accessed by visiting the Investor Center section of the Solera website: www.solerainc.com. A webcast replay will be available on the website until 11:59 p.m. EST on September 4, 2013. A live audiocast will also be accessible to the public by calling (866) 318-8616 or from outside the U.S., (617) 399-5135. When prompted, the following access code is required: 29742094. Callers should dial in approximately 10 minutes before the call begins. For those unable to participate in the live audiocast, a replay will be available until 11:59 p.m. EST on September 4, 2013. To access the replay, dial (888) 286-8010 or from outside the U.S., (617) 801-6888, and enter the following access code when prompted: 13291274.

SOLERA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS AND FISCAL YEARS ENDED JUNE 30, 2013 AND 2012
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30		Fiscal Years Ended June 30,
	2013	2012	2013	2012
Revenues	$218,527	$198,376	$838,103	$790,207
Cost of revenues:
Operating expenses	48,040	42,449	181,448	171,763
Systems development and programming costs	19,812	18,439	79,083	73,914
Total cost of revenues (excluding depreciation and amortization)	67,852	60,888	260,531	245,677
Selling, general and administrative expenses	65,311	55,079	234,742	206,639
Depreciation and amortization	27,100	25,930	103,239	103,510
Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	534	969	5,435	7,057
Acquisition and related costs	8,897	2,304	26,945	7,962
Interest expense	17,456	17,079	69,511	53,593
Other expense, net	899	295	1,860	1,665
	188,049	162,544	702,263	626,103
Income before provision for income taxes	30,478	35,832	135,840	164,104
Income tax provision	9,004	12,552	30,797	45,718
Net income	21,474	23,280	105,043	118,386
Less: Net income attributable to noncontrolling interests	2,475	2,480	11,159	11,398
Net income attributable to Solera Holdings, Inc.	$18,999	$20,800	$93,884	$106,988
Net income attributable to Solera Holdings, Inc. per common share:
Basic	$0.27	$0.30	$1.35	$1.52
Diluted	$0.27	$0.30	$1.35	$1.51
Dividends paid per share	$0.125	$0.10	$0.50	$0.40
Weighted-average shares used in the calculation of net income attributable to Solera Holdings, Inc. per common share:
Basic	68,838	69,402	68,843	70,178
Diluted	69,133	69,711	69,139	70,527

Non-GAAP Financial Measures
We use a number of non-GAAP financial measures that are not intended to be used in lieu of GAAP presentations, but are provided because management believes that they provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties to facilitate the evaluation of our business on a comparable basis to other companies. The three primary non-GAAP financial measures that we use are Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share. We believe that Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share are useful to investors in providing information regarding our operating results. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. Adjusted EBITDA also allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We present Adjusted Net Income and Adjusted Net Income per diluted common share because we believe both of these measures provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income and Adjusted Net Income per diluted common share provide investors with valuable insight into our profitability exclusive of unusual adjustments, and provide further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.
Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share have limitations as analytical tools, and should not be considered in isolation or as a substitute for net income, net income per share and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share as supplemental information.

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Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (vi) other (income) expense, net, (vii) litigation related expenses, and (viii) acquisition and related costs. Acquisition and related costs include legal and professional fees and other transaction costs associated with completed and contemplated business combinations and asset acquisitions, costs associated with integrating acquired businesses, including costs incurred to eliminate workforce redundancies and for product rebranding, and other charges incurred as a direct result of our acquisition efforts. These other charges include changes to the fair value of contingent purchase consideration, acquired assets and assumed liabilities subsequent to the completion of the purchase price allocation, purchase price that is deemed to be compensatory in nature, incentive compensation arrangements with continuing employees of acquired companies and gains and losses resulting from the settlement of a pre-existing contractual relationship with an acquiree. Acquisition and related costs also include the legal and other professional fees associated with the Federal Trade Commission's investigation of our acquisition of Actual Systems and the divestiture of Actual Systems' U.S. and Canadian businesses. A reconciliation of our Adjusted EBITDA to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

SOLERA HOLDINGS, INC.
RECONCILIATION TO ADJUSTED EBITDA
FOR THE THREE MONTHS AND FISCAL YEARS ENDED JUNE 30, 2013 AND 2012
(In thousands)
(Unaudited)

	Three Months Ended June 30		Fiscal Years Ended June 30,
	2013	2012	2013	2012
Net income attributable to Solera Holdings, Inc.	$18,999	$20,800	$93,884	$106,988
Add: Income tax provision	9,004	12,552	30,797	45,718
Net income attributable to Solera Holdings, Inc. before income tax provision	28,003	33,352	124,681	152,706
Add: Depreciation and amortization	27,100	25,930	103,239	103,510
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	534	969	5,435	7,057
Add: Acquisition and related costs	8,897	2,304	26,945	7,962
Add: Litigation related expenses	598	500	2,028	600
Add: Interest expense	17,456	17,079	69,511	53,593
Add: Other expense, net	899	295	1,860	1,665
Add: Stock-based compensation expense	6,989	4,482	25,753	18,394
Adjusted EBITDA	$90,476	$84,911	$359,452	$345,487

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Adjusted Net Income is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding (i) provision for income taxes, (ii) amortization of acquired intangible assets, (iii) stock-based compensation expense, (iv) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (v) other (income) expense, not including interest income, (vi) litigation related expenses, and (vii) acquisition and related costs. From this amount, we subtract an assumed provision for income taxes to arrive at Adjusted Net Income. For calculations of historical Adjusted Net Income, we assume a 28% income tax rate as an approximation of our long-term effective corporate income tax rate, which includes certain benefits from net operating loss carryforwards, tax credits, tax deductible goodwill and amortization, and certain holding companies in low tax-rate jurisdictions. A reconciliation of our Adjusted Net Income to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

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Adjusted Net Income per diluted common share is a non-GAAP financial measure that represents Adjusted Net Income (as defined above) divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income attributable to Solera Holdings, Inc. per diluted common share. A reconciliation of our Adjusted Net Income per diluted common share to GAAP net income attributable to Solera Holdings, Inc. per diluted common share, the most directly comparable GAAP measure, is provided in the attached table.

SOLERA HOLDINGS, INC.
RECONCILIATION TO ADJUSTED NET INCOME
FOR THE THREE MONTHS AND FISCAL YEARS ENDED JUNE 30, 2013 AND 2012
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30		Fiscal Years Ended June 30,
	2013	2012	2013	2012
Net income attributable to Solera Holdings, Inc.	$18,999	$20,800	$93,884	$106,988
Add: Income tax provision	9,004	12,552	30,797	45,718
Net income attributable to Solera Holdings, Inc. before income tax provision	28,003	33,352	124,681	152,706
Add: Amortization of acquisition-related intangibles	19,615	19,024	74,647	75,723
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	534	969	5,435	7,057
Add: Acquisition and related costs	8,897	2,304	26,945	7,962
Add: Litigation related expenses	598	500	2,028	600
Add: Other expense, net excluding interest income	930	864	2,397	2,535
Add: Stock-based compensation expense	6,989	4,482	25,753	18,394
Adjusted Net Income before income tax provision	65,566	61,495	261,886	264,977
Less: Assumed provision for income taxes at 28%	(18,358)	(17,219)	(73,328)	(74,194)
Adjusted Net Income	$47,208	$44,276	$188,558	$190,783
Adjusted Net Income per share:
Basic	$0.69	$0.64	$2.74	$2.72
Diluted	$0.68	$0.64	$2.73	$2.71
Weighted-average shares used in the calculation of GAAP Net Income attributable to Solera Holdings, Inc. and Adjusted Net Income per share:
Basic	68,838	69,402	68,843	70,178
Diluted	69,133	69,711	69,139	70,527

SOLERA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2013 AND 2012
(In thousands, except per share amounts)
(Unaudited)

	June 30, 2013	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$464,239	$508,246
Accounts receivable, net of allowance for doubtful accounts of $3,005 and $2,356 at June 30, 2013 and 2012, respectively	140,395	129,264
Other receivables	18,014	20,953
Other current assets	28,296	23,015
Deferred income tax assets	7,108	7,709
Total current assets	658,052	689,187
Property and equipment, net	61,739	58,533
Goodwill	1,099,221	999,892
Intangible assets, net	352,589	329,741
Other noncurrent assets	23,633	27,209
Noncurrent deferred income tax assets	62,307	47,254
Total assets	$2,257,541	$2,151,816
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,068	$26,940
Accrued expenses and other current liabilities	174,081	139,276
Income taxes payable	7,628	7,279
Deferred income tax liabilities	3,925	2,216
Current portion of long-term debt	2,924	2,861
Total current liabilities	216,626	178,572
Long-term debt	1,144,462	1,143,012
Other noncurrent liabilities	42,634	32,181
Noncurrent deferred income tax liabilities	20,843	22,067
Total liabilities	1,424,565	1,375,832
Redeemable noncontrolling interests	84,737	88,603
Stockholders’ equity:
Solera Holdings, Inc. stockholders’ equity:
Common shares, $0.01 par value: 150,000 shares authorized; 68,764 and 68,895 issued and outstanding as of June 30, 2013 and 2012, respectively	602,613	582,693
Retained earnings	177,335	141,814
Accumulated other comprehensive loss	(43,147)	(47,273)
Total Solera Holdings, Inc. stockholders’ equity	736,801	677,234
Noncontrolling interests	11,438	10,147
Total stockholders’ equity	748,239	687,381
Total liabilities and stockholders’ equity	$2,257,541	$2,151,816

SOLERA HOLDINGS, INC.
SELECTED STATEMENT OF CASH FLOWS INFORMATION
FOR THE FISCAL YEARS ENDED JUNE 30, 2013 AND 2012
(In thousands)
(Unaudited)

	Fiscal Years Ended June 30,
	2013	2012
Net cash provided by operating activities	$226,708	$222,992
Net cash used in investing activities	(181,485)	(47,819)
Net cash used in financing activities	(88,517)	(17,966)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(713)	(20,062)
Net change in cash and cash equivalents	(44,007)	137,145
Cash and cash equivalents, beginning of period	508,246	371,101
Cash and cash equivalents, end of period	$464,239	$508,246

Supplemental cash flow information:
Cash paid for interest	$67,596	$60,619
Cash paid for income taxes	$52,458	$42,383

Supplemental disclosure of non-cash investing and financing activities:
Capital assets financed	$1,368	$1,435
Accrued contingent purchase consideration	$21,051	$3,735

About Solera:
Solera is the leading global provider of software and services to the automobile insurance claims processing industry. Solera is active in more than 65 countries across six continents. The Solera companies include Audatex in the United States, Canada, and in more than 45 additional countries, Informex in Belgium and Greece, Sidexa in France, ABZ and Market Scan in the Netherlands, HPI in the United Kingdom, Hollander serving the North American recycling market, AUTOonline providing salvage disposition in a number of European and Latin American countries, IMS providing medical review services, and Explore providing data and analytics to United States property and casualty insurers. For more information, please refer to the company’s website at http://www.solerainc.com.

Cautions about Forward-Looking Statements:
This press release contains forward-looking statements, including statements about: our expectations regarding our prospects and business outlook for fiscal year 2014; our expectations and beliefs regarding changes in foreign currency exchange rates; Mission 2020, including Phase I investments and Phase II growth; and statements about dividends, acquisitions, common stock repurchases, our effective tax rate and other historical results or performance that may suggest trends for our business. These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our reliance on a limited number of customers for a substantial portion of our revenues; unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, our sales cycle, seasonality, global economic conditions, acquisitions and other factors; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including regulatory matters and our ability to successfully integrate our acquired businesses; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; rapid technology changes in our industry; risks associated with operating in multiple countries; risks associated with a diversified business; effects of changes in or violations by us or our customers of government regulations; use of cash to service our debt and effects on our business of restrictive covenants in our bond indentures; our ability to obtain additional financing as necessary to support our operations, including Mission 2020; our reliance on third-party information for our software and services; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; the impact of changes in our tax provision (benefit) or effective tax rate; our ability to pay dividends or repurchase shares in future periods; our dependence on a limited number of key personnel; effects of system failures or security breaches on our business and reputation; and any material adverse impact of current or future litigation on our results or business, including litigation with Mitchell International. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2013. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE Solera Holdings, Inc.
Kamal Hamid, Investor Relations of Solera Holdings, Inc.,
+1-858-946-1676,
kamal.hamid@solerainc.com